Exhibit 99.1

Industrial Services of America, Inc.
Receives NASDAQ Notification Letter

LOUISVILLE, KY (November 22, 2013) -- Industrial Services of America, Inc. (“ISA”)(NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced that, due to the delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, ISA received a notification letter from the Nasdaq Listing Qualifications Staff (the “Nasdaq Staff”) on November 18, 2013. The letter, which was issued in accordance with standard Nasdaq procedure, states that ISA is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file periodic financial reports with the Securities and Exchange Commission.
As previously disclosed, due to a continued period of low nickel prices in the stainless steel market and low margins throughout the metal industry, management, in consultation with ISA's auditors, determined it should perform a more thorough inventory valuation for the period ended September 30, 2013. The Company has completed a physical inventory and is researching realizable net value for various inventory items to determine if the Company needs to record a lower of cost or market inventory write-down. ISA was not able to timely file its Form 10-Q for the quarter ended September 30, 2013 because of the time involved in completing the physical inventory and conducting the research.

The Nasdaq Staff’s letter has no immediate effect on the listing of ISA’s common stock. Pursuant to the letter, ISA has 60 days from the date of the letter, or until January 17, 2014, to submit a plan to regain compliance with the Nasdaq Listing Rules. ISA intends to file its Form 10-Q for the quarter ended September 30, 2013, in advance of the due date for the plan.

This announcement is being made in compliance with Nasdaq Listing Rules 5810(b).

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact: Alan Schroering, Vice President of Finance and Interim Chief Financial Officer, 502-214-3710, aschroering@isa-inc.com.